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                                                                     EXHIBIT 5.1


                       [BAKER & HOSTETLER LLP LETTERHEAD]


                                November 7, 2002



Prima Energy Corporation
1099 Eighteenth Street, Suite 400
Denver, Colorado 80202

Ladies and Gentlemen:

         We have acted as counsel for Prima Energy Corporation (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-8 of 210,375 shares of the Company's Common Stock, $0.015 Par Value (the "Shares") covered by the Prima Energy Corporation Non-Employee Directors' Stock Option Plan (the "Plan"). The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Restated Certificate of Incorporation, as amended, the Bylaws and the Minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued pursuant to the terms of the Plan will be fully paid and nonassessable.

         We hereby consent to the use of this opinion as a part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Baker & Hostetler LLP

                                                BAKER & HOSTETLER LLP